Exhibit 99.2

n e w s     r e l e a s e

QLT RESPONDS WITH AN OPEN LETTER TO STOCKHOLDERS

For Immediate Release	May 23, 2012

VANCOUVER, CANADA — The Board of Directors of QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today issued an open letter to stockholders in response to a filing made by NB Public Equity Komplementar ApS (“Nordic Biotech”) proposing a dissident slate of directors for election at the Company’s annual general meeting of shareholders on May 24, 2012.

The open letter to stockholders from the Board is as follows:

Dear Shareholder,

We learned yesterday that a small group of institutional shareholders is seeking to acquire control of your company without prior notice to stockholders and without a plan to deliver future value. The Board of Directors urges you to consider the following:

1.	The dissident group has not communicated a plan for the Company, its assets, or its employees. In contrast, your Board of Directors and management have a clear and deliberate plan to increase shareholder value through development and commercialization of our synthetic retinoid and punctal plug programs. Without a clear plan, shareholder value is at risk.

2.	This action is highly disruptive and could impede the progress in all three of our current clinical development programs. For instance, we have several scheduled or pending meetings with U.S. and European regulatory authorities. It is vital to maintain knowledgeable, professional, and consistent communication with regulatory agencies in order to advance our retinoid and punctal plug programs into pivotal trials. Failure or disruption in this regard could also significantly impair shareholder value.

3.	This minority group is seeking to acquire control of your company without notice, without a plan, and without paying you for control. We believe they are putting at risk the opportunities for growth currently available to the Company. While capital allocation for biotech companies is always open to debate, your Board and management team have returned more than $250 million to shareholders through share buybacks since 2005. We will continue to prudently balance investments in the pipeline with returns of capital to shareholders.

Sincerely,

The Board of Directors of QLT Inc.

If you have any questions, please contact:

Boyd Clarke

Chairman

Contact: 604 707 7427

Bob Butchofsky

President and CEO

Contact: 604 707 7347

Cameron Nelson

Chief Financial Officer

Contact: 604 707 7344

David Climie

VP, Investor Relations

Contact: 604 707 7573

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases, developing our proprietary punctal plug delivery system, as well as U.S. marketing of the commercial product Visudyne® for the treatment of wet age-related macular degeneration.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Chief Financial Officer

Cameron Nelson

Office: 604-707-7344

cnelson@qltinc.com

Investor Relations

David Climie

office: 604-707-7573

dclimie@qltinc.com

Media Relations

Karen Peterson

office: 604-707-7000 or 1-800-663-5486

kpeterson@qltinc.com

Visudyne® is a registered trademark of Novartis AG

Eligard® is a registered trademark of Sanofi S.A.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning the Company’s future business plans, including clinical, operations and consideration of capital allocation; statements concerning the potential impact of the actions of the dissident group; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, our punctal plug technology and synthetic retinoid program); assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials (including our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne® or Eligard® may be less than expected (including due to competitive products and pricing); and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.